DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1999 AND DECEMBER 31, 1998

                                June 30,        December 31,
                                 1999               1998
ASSETS

CASH AND CASH EQUIVALENTS     $2,142,849         $1,772,250
PROPERTY                       6,943,796          7,213,688
OTHER ASSETS                      66,572             64,073

TOTAL                         $9,153,217         $9,050,011

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                   $2,535,050         $2,373,616

PARTNERS' EQUITY (DEFICIT):
General Partners                 (75,845)           (75,264)
Limited Partners               6,694,012          6,751,659
     Total partners' equity    6,618,167          6,676,395

TOTAL                         $9,153,217         $9,050,011

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

                                 June 30,           June 30,
                                  1999               1998
REVENUES:
Rental Income                   $715,217           $638,173
Interest                          14,389             14,808
     Total revenue               729,606            652,981

EXPENSES:
Operating Expenses               352,434            351,617
General and administrative        53,488             65,725
     Total expenses              405,922            417,342

NET INCOME                      $323,684           $235,639

AGGREGATE NET INCOME ALLOCATED TO :
    Limited Partners            $320,447           $223,283
    General Partners               3,237              2,356
TOTAL                           $323,684           $235,639

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.08              $7.34

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998


                                 June 30,        June 30,
                                  1999            1998

REVENUES:
Rental income                    $1,377,113      $1,288,441
Interest                             27,045          26,890
 Total revenues                   1,404,158       1,315,331

EXPENSES:
Operating                           699,341         676,854
General and administrative          120,965         135,177
 Total expenses                     820,306         812,031

NET INCOME                          583,852         503,300

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                  $578,013        $498,267
 General Partners                     5,839           5,033
TOTAL                              $583,852        $503,300

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                    $18.19          $15.68

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION        31,783          31,783


See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1998      ($69,852)     $7,287,475   $7,217,623

NET INCOME                         5,033         498,267      503,300
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

BALANCE AT JUNE 30, 1998        ($71,239)     $7,150,082   $7,078,843

BALANCE AT JANUARY 1, 1999      ($75,264)     $6,751,659   $6,676,395

NET INCOME                         5,839         578,013      583,852
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

BALANCE AT JUNE 30, 1999        ($75,845)     $6,694,012   $6,618,167


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                       June 30,           June 30,
                                        1999               1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 583,852        $ 503,300
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,262          269,264
     Loss on disposal of property
       and equipment                         630              116
  Changes in assets and liabilities:
     Increase in other assets             (2,499)          (2,847)
     Increase in liabilities             161,434          149,363
Net cash provided by operating
  activities                           1,012,679          919,916


CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (642,080)        (642,080)


NET INCREASE IN CASH AND CASH
     EQUIVALENTS                         370,599          277,116

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,772,250         1,475,167
At end of period                      $2,142,849        $1,752,283

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 1999, and for the periods ended June 30, 1999 and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 1999, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,826,897
        Furniture and Equipment                5,810
        Total                             12,922,589
        Less: Accumulated Depreciation   ( 5,978,793)
        Property - Net                   $ 6,943,796

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.